Exhibit 99.1

Contact

Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

JAMES R. KRONER TO RETIRE FROM ENDURANCE; MICHAEL J. MCGUIRE TO BE PROMOTED TO CHIEF FINANCIAL OFFICER; STEVEN W. CARLSEN TO ASSUME ROLE OF CHIEF OPERATING OFFICER

PEMBROKE, Bermuda – July 27, 2005 – Endurance Specialty Holdings Ltd. (NYSE:ENH), a global provider of property and casualty insurance and reinsurance, announced today that James R. Kroner, its Chief Financial Officer, would be retiring from his position as Chief Financial Officer and Chief Investment Officer of Endurance effective December 31, 2005.

Michael J. McGuire, Endurance’s Treasurer and Chief Accounting Officer, will be promoted to Chief Financial Officer concurrent with Mr. Kroner’s retirement, subject to approval of the promotion by the Bermuda Department of Immigration. Mr. McGuire joined Endurance in 2003 to lead its external reporting, treasury and Sarbanes-Oxley compliance initiatives. Mr. McGuire came to Endurance from Deloitte & Touche LLP where he spent over nine years working in a variety of audit and advisory roles in the United States, Bermuda and Europe. In his most recent role at Deloitte & Touche, Mr. McGuire served as a senior manager in their merger and acquisition advisory practice, providing transaction accounting, structuring and due diligence services to private equity and strategic investors. Mr. McGuire is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

In addition, Steven W. Carlsen, the Chairman of Endurance’s Underwriting Committee, will also assume the role of Chief Operating Officer of Endurance, effective upon approval by the Bermuda Department of Immigration. Having joined Endurance at its inception, Mr. Carlsen has served during his time with Endurance as its Chief Underwriting Officer, Chairman and President of its U.S. reinsurance operating subsidiary, Chairman of its service company and the Chairman of its Underwriting Committee. Mr. Carlsen will continue his current role as Chairman of Endurance’s Underwriting Committee.

Kenneth J. LeStrange, Chairman, President and Chief Executive Officer, commented, “As our Chief Financial Officer and Chief Investment Officer, Jim Kroner has been a key driver of Endurance’s success since its inception. His presence at Endurance will be missed. However, in Mike McGuire, we believe we have an officer who is eminently qualified to step into the role of Chief Financial Officer for Endurance. In addition, Steve Carlsen’s assumption of the larger role of Chief Operating Officer will help ensure a seamless transition within Endurance’s Finance team.”

Mr. Kroner stated, “It has been enormously gratifying to have had the opportunity to help the management team launch Endurance from startup to its current strong position within the insurance industry. With Endurance’s financial position secure, and having achieved many of the critical objectives which we set out at the start of this journey, I am looking forward to pursuing interests that I have deferred while building Endurance.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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